Exhibit 10.30

OEM AGREEMENT

THIS OEM AGREEMENT (the “Agreement”) is made between Microdasys Inc., incorporated in Nevada, with registered offices at 385 Pilot Road, Suite A, Las Vegas, NV, 89119 (“Microdasys”), and Aladdin Knowledge Systems Ltd., an Israeli corporation having its principal place of business at having its principal place of business at 15 Beit-Oved St., Tel Aviv, Israel (“OEM”).

WHEREAS:

A.	Microdasys provides security software and hardware;

B.	OEM is in the business of offering content security software and hardware solutions, and desires to offer Microdasys’ products in combination with OEM’s products.

NOW IT IS AGREED as follows:

I.	DEFINITIONS

In this Agreement:

1.1	“Bundled Unit” means a product listed in Exhibit A, which consists of the Programs together with the value added by the OEM to allow use with the OEM Product.

1.2	“Commencement Date” means the date of the later of the two signatures below.

1.3	“Contract Year” means any successive period of twelve calendar months measured from the Commencement Date or any anniversary of such date.

1.4	“End User” means an unaffiliated, third party customer of OEM or of any Reseller to whom any Bundled Units are provided for use in the regular course of such person’s or entity’s internal business or personal use and not for resale or sublicensing by such person or entity.

1.5	“End User Licence” means an end user licence agreement between OEM and any End User to whom OEM or Reseller provides any Bundled Units and under the terms and conditions of which the Bundled Unit (and the Documentation and any Product Updates or Maintenance Updates) are licensed to End Users.

1.6	“Fees” means the fees payable by OEM to Microdasys as described in Exhibit A.

1.7	“Intellectual Property Rights” means all present and future patent, copyright, confidential information, database rights, rights in designs, know-how, mask works, trademarks, service marks, trade and business names, domain names, trade secrets and any other similar rights in any country, whether registered or not and including all applications for such rights, throughout the world including all extensions and renewals.

1.8	“Licensed User” means an individual End User to whom Bundled Units are distributed and all employees, consultants or other persons who use a computer or other electronic device which benefits from using the Bundled Unit provided to any End User.

1.9	“Net Sales” means the amount invoiced to End Users and Resellers by OEM for the Microdasys product portion of the Bundled Units.

1.10	“OEM Licence” means the licence granted under this Agreement by Microdasys to OEM in respect of the Programs.

1.11	“OEM Product” means substantial added value in the form of the computer hardware and/or computer software products owned or licensed by OEM which are identified on Exhibit A attached hereto, as may be amended by OEM from time to time.

1.12	“Product Update” means a subsequent update of the Programs which is generally made available to Microdasys’ own end users as part of their licence or subscription without extra charge or under the terms of the end user’s maintenance plan.

1.13	“Programs” means the executable versions of the software programs owned, distributed or licensed by Microdasys and listed in Exhibit A (and any part of them) which are to be supplied by Microdasys to OEM and for which OEM is granted the OEM Licence; such term shall include all Maintenance Updates (if applicable), and Product Updates from time to time, the media upon which such software is delivered to OEM and the guides and manuals for use of such Programs (the “Documentation”).

1.14	“Resellers” means entities to which OEM distributes the Bundled Units for the purpose of distribution to End Users (and such term includes any other entities, other than End Users, through which the Bundled Units are distributed by such entities).

1.15	“Microdasys’ Trademarks” means the Microdasys’ trademarks listed in Exhibit D.

1.16	“Maintenance Update” means a subsequent update to the Programs to correct one or more defects in the Programs and/or to add additional functionality, which is generally made available to Microdasys’ own end users as part of their licence or Support and Maintenance Plan.

2.	OEM LICENCE

2.1	Appointment. Subject to the terms and conditions of this Agreement, Microdasys hereby appoints OEM as a non-exclusive, authorized distributor and sub-licensor of the Program(s), solely in combination with and as part of the Bundled Units to End Users under brand names selected by OEM either (i) directly, as a distributor or reseller itself or (ii) indirectly, through Resellers.

2.2	Licence Grant. Microdasys hereby grants to OEM and OEM hereby accepts, a worldwide non-exclusive, non-transferable right and licence to use the Programs as follows, until this Agreement expires or is terminated:

2.2.1	to copy, market and distribute the Programs solely as part of the Bundled Units to Resellers for their distribution to End Users provided that OEM must (a) cause each Reseller to enter into a written executed agreement (“Reseller Agreement”) binding the Reseller to terms and conditions no less protective of Microdasys’ rights and remedies than the terms of this Agreement and (b) enforce each such Reseller Agreement fully;

2.2.2	to copy, market, sub-license and distribute the Programs as part of the Bundled Unit directly to End Users;

2.2.3	to use, demonstrate, display and provide the Programs to Resellers and/or End Users at no charge for evaluation only and not for sale, for the limited period of thirty days and solely for the limited purpose of promoting and marketing the Programs as part of the Bundled Unit and OEM shall procure that any evaluation is subject to the terms and conditions of Microdasys’ standard licence agreement from time to time; and

2.2.4	to use the Microdasys’ Trademarks solely in connection with Clause 2.6 and to market the Products in accordance with Microdasys’ current style guidelines as such may be amended from time to time.

2.3	No Reverse Engineering. OEM shall not, alter, amend, modify, reverse engineer, decompile, disassemble or decode the Programs provided always that:

2.3.1	OEM may observe, study or test the functionality of the Programs in order to understand the ideas and principles which underlie any element of the Programs; and

2.3.2	Microdasys shall, free of any charge, provide to OEM all of the information necessary to create an independent program which can be operated with the Program or with another program as may reasonably be requested by OEM from Microdasys

2.4	Bundled Units. OEM shall ensure that and shall procure that each Reseller to whom it supplies Bundled Units shall ensure that, it distributes and resells the Programs only as Bundled Units.

2.5	Pre-Release Programs. Microdasys shall use best efforts to supply OEM with pre-production releases of Programs (which may be labelled “technical preview” or “beta”). OEM acknowledges that these products are pre-release Programs, are provided “AS IS” without warranties of any kind, including any warranty as to infringement and are not suitable for general use and OEM will not distribute or sub-license them to any Reseller or End User.

2.6	Microdasys’ Trademarks. Except to the extent expressly authorized by Microdasys, OEM shall not remove, delete or in any manner alter the, Microdasys’ Trademarks or other Intellectual Property Rights notices of Microdasys and/or its licensors, if any, appearing on the Programs as delivered to OEM. OEM shall reproduce and display Microdasys’ Trademarks and notices on each copy of the Programs as part of the Bundled Unit in accordance with Microdasys’ then current style guidelines. If OEM adopts and uses its own trademarks to identify the Bundled Units, it shall state with reasonable prominence on the front of all marketing and packaging materials that the Bundled Units are “Powered by Microdasys” or some other phrase previously approved in writing by Microdasys. Where OEM uses Microdasys’ Trademarks it shall comply with Microdasys” current style guidelines as such may be amended from time to time.

2.7	Quality Assurance. Following a request on reasonable notice by Microdasys, OEM shall submit samples of the Bundled Unit to Microdasys at no cost for review and approval where these are being used by, are to be used by or are for marketing or distribution to, End Users or Resellers. OEM shall use the Microdasys’ Trademarks solely on Bundled Units that are of a quality level at least comparable to the quality level of samples approved by Microdasys. Microdasys shall have the right to immediately terminate the OEM Licence if such quality level is not met, in Microdasys’ reasonable determination. OEM shall, whenever requested by Microdasys, remove from distribution any Bundled Units (including, without limitation, Bundled Units held by Resellers) if the quality or specifications thereof are inferior to the final samples approved by Microdasys.

2.8	Support. Microdasys shall provide OEM with support in respect of the Programs as detailed in Exhibit B.

3.	OEM’S OBLIGATIONS AND WARRANTIES

3.1	OEM warrants and agrees that it shall:

3.1.1	be responsible for integrating the Programs into the Bundled Unit;

3.1.2	integrate Maintenance Updates (if applicable) into the Bundled Unit within reasonable time from the posting of the same on the Microdasys’ web site and shall provide Resellers and End Users then licensed to use the Programs as part of a Bundled Unit with copies thereof.

3.1.3	promptly distribute Product Updates to Resellers and End Users licensed to use a Program solely in combination with and as part of a Bundled Unit;

3.1.4	be responsible for providing all support to Resellers and End Users, in respect of the Bundled Units including, without limitation, handling customer inquiries and resolution of all basic problems relating to the Programs and employ a sufficient number of full-time staff, who are capable of competently providing first line technical support for the Bundled Units so that a high quality first line support function is available for the Bundled Units and such service reaches at least the following service standards:

•	available 09:00 hours to 17:30 hours local time week days excluding bank and public holidays

All problems relating to the Programs that OEM is unable to resolve shall be referred by OEM to Microdasys (and in this respect OEM will not suggest or allow its Resellers or End Users to contact Microdasys directly);

3.1.5	effect and maintain adequate security measures to safeguard the Programs and all copies of the Programs in the possession or control of OEM from theft or unauthorised access;

3.1.6	promptly inform Microdasys of any facts or opinions of which OEM becomes aware and which are likely to be relevant in relation to the commercial exploitation of the Programs, whether advantageous or disadvantageous to the interests of Microdasys;

3.1.7	conduct its business in a manner that will reflect favourably on the Programs and on the good name and reputation of Microdasys;

3.1.8	not by itself, or with others, participate in any illegal, deceptive, misleading or unethical practices, including, but not limited to, disparagement of the Programs or Microdasys or other practices which may be detrimental to the Programs or Microdasys;

3.1.9	not make any promises or representations, or give any warranties, guarantees or indemnities in respect of the Programs except such as are contained in the Microdasys End User Licence attached at Exhibit C, or as otherwise expressly authorised by Microdasys in writing;

3.1.10	ensure and procure that any and all Resellers ensure that each End User receives and is bound by an End User Licence which is no less protective of Microdasys’ rights than the Microdasys End User Licence at Exhibit C (or such other form of licence as Microdasys may notify to OEM on not less than 90 days prior written notice);

3.1.11	not sell (and to the extent that it is legal to do so procure that the Resellers do not sell or distribute) the Programs for use in or in association with safety critical applications such as, without limitation, medical systems, transport management systems, vehicle and power generation applications including but not limited to nuclear power applications; and

4.	VERIFICATION

4.1	Records. OEM shall keep during the term of this Agreement and for a period of two (2) years thereafter complete, up to date and accurate records of OEM’s use, marketing and distribution of the Programs as part of the Bundled Units, and the relevant Net Sales figures.

4.2	Certification. At Microdasys’ written request, OEM shall furnish Microdasys with a certificate executed by an officer of OEM verifying that the Bundled Units are being supplied in accordance with the provisions of this Agreement.

4.3	Audit. OEM will for the duration of this Agreement and for one year thereafter permit an independent auditor on behalf of Microdasys access on written notice to its premises at any time during normal business hours for the purpose of inspecting, auditing, verifying or monitoring the manner and performance of OEM’s obligations under this Agreement including, without limitation, OEM’s sales ledger and other books of account maintained under clause 4.1. In the exercise of its right under this clause 4.3, Microdasys will not cause undue disruption to the business of OEM.

4.4	Conduct and Consequences of Audit. If an audit reveals that OEM has underpaid fees to Microdasys, OEM shall be invoiced for and shall pay to Microdasys an amount equal to the shortfall between the fees due and those paid by OEM plus interest thereon at the rate of one and a half per cent (1.5%) per month. If the amount of the underpayment exceeds 5% of the fees due or the audit reveals a violation of any licence restrictions pursuant to this Agreement, then, without prejudice to Microdasys’ other rights and remedies, OEM shall also pay Microdasys’ reasonable costs of conducting the audit.

5.	OWNERSHIP

5.1	Ownership. Microdasys shall retain all rights, title and interest in and to the Programs, the Microdasys’ Trademarks and all Intellectual Property Rights therein. OEM shall not obtain or claim any rights or interest in the Programs, the Microdasys’ Trademarks or any Intellectual Property Rights therein, except as otherwise set forth in this Agreement. OEM shall not apply for or register as trademarks or domain names any trademarks or domain names identical or confusingly similar to the Microdasys’ Trademarks or other Intellectual Property Rights anywhere in the world.

5.2	Improvements. In the event that OEM makes suggestions to Microdasys regarding new features, functionality or performance (“Improvements”) that Microdasys adopts and develops for the Programs for general commercial release, such Improvements developed by Microdasys shall become the sole and exclusive property of Microdasys. OEM hereby assigns to Microdasys any and all rights, title and interest it might have in and to any such Improvements and all Intellectual Property Rights therein.

6.	TERM AND TERMINATION

6.1	Term. The term of this Agreement shall begin on the Commencement Date and continue for an initial period of two (2) year, unless terminated earlier pursuant to the terms of this clause 6. Thereafter this Agreement shall automatically renew for additional periods of one (1) year, unless and until either party terminates the Agreement on no less than ninety (90) days written notice, such notice to expire on an anniversary of the Commencement Date.

6.2	Termination by either Party. Either party may terminate this Agreement immediately upon written notice to the other party if:

6.2.1	the other party materially breaches this Agreement and fails to correct the breach within thirty (30) days following written notice from the other party specifying the breach and requiring the breach to be remedied;

6.2.2	a resolution has been passed authorising the issue of a notice (or a notice has been issued) convening a meeting of shareholders to consider a resolution for, or a petition has been presented (and not set aside within seven days of its presentation) for, the winding-up of the other party or the other party goes into liquidation (other than a winding-up for the purposes of a solvent amalgamation or reconstruction the terms of which have previously been approved in writing by the other party and in such manner that the entity resulting from the amalgamation or reconstruction effectively agrees to be bound by or assume the obligations imposed on the relevant party under this Agreement) or the other party has taken or suffered any similar action or procedure due to debt; or

6.2.3	the other party has been dissolved.

6.3	Effect of Termination. Termination of this Agreement shall not relieve OEM of its obligations to pay all fees that have accrued or are otherwise owed by OEM to Microdasys or OEM’s duty to provide contracted maintenance and support to Resellers and/or End Users. In the event that OEM cannot or will not provide the contracted maintenance and support Microdasys shall have the obligation to do so. Clauses 3, 4, 5, 6, 7, 9, 10 and 11, shall survive termination of this Agreement.

6.4	Handling of Programs Upon Termination. Upon termination of this Agreement for any reason OEM shall (a) cease using, sub-licensing and distributing all Microdasys’ Trademarks and Programs but shall continue (a) to sell and distribute, itself or through Resellers, any and all existing inventory stock of Bundled units, subject to and in accordance with the applicable provisions of this Agreement, on usual terms; and (b) to distribute Maintenance Updates to then existing End Users (directly or via Resellers) for the remainder of each End User’s then contracted maintenance and support period; and (c) return to Microdasys or destroy all copies of the Programs in its possession or under its control within one (1) month after the end of the period referred to in (b) above and certify to Microdasys within one (1) month from the end of that period that OEM has destroyed or has returned to Microdasys the Programs and/or Bundled Units and all copies. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials. Microdasys shall obliged to continuing to provide to OEM the Maintenance Updates for as long as OEM is obliged to continue to distribute Maintenance Updates to then existing End Users described above.

7.	LIMITED WARRANTIES AND LIABILITY

7.1	Limited Program Warranty and Remedy. Microdasys warrants to OEM: (i) that the Programs do not and will not infringe any third party Intellectual Property right; and (ii) that for a period of ninety (90) days from the date of delivery of the Programs (but not any Maintenance Updates provided) to the End Users (the “Warranty Period”) that:

7.1.1	the Programs will perform substantially in accordance with the Documentation provided that they are operated on the designated operating system(s); and

7.1.2	the media on which the Programs are supplied will be free of material defects.

Where there is any Upgrade which materially affects the functionality of the Programs (“a Material Upgrade”) then the Warranty Period shall be extended to include a period of thirty (30) days from the date of each such Material Upgrade being made available to OEM and such period will expire on the date prior to the next Material Upgrade being made available if a Material Upgrade occurs within the last 3D days of the initial 90 days Warranty Period or the 30 day Warranty Period from the last Material Upgrade.

In the event of breach of these warranties, Microdasys’ exclusive liability and OEM’s sole remedy for breach thereof shall be (at Microdasys’ option) to correct or replace the Programs and/or the Documentation within a reasonable time or to terminate this Agreement and refund an equitable portion of the Fees to OEM. Microdasys shall only be liable under this limited warranty where Microdasys is notified in writing of the breach of warranty within the Warranty Period.

7.2	Subject to clauses 7.3 and 7.4, each party’s total liability to the other party, whether in contract, tort (including negligence) or otherwise in aggregate in respect of all claims arising in a Contract Year, shall not exceed the total fees paid and due to Microdasys by OEM in the relevant Contract Year. The above limitation of liability shall not apply to breach of Section 10.

7.3	NOTWITHSTANDING CLAUSE 7.2, BUT SUBJECT TO CLAUSE 7.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIM FOR DAMAGE TO, OR LOSS OF OR COSTS IN RESPECT OF ANY CONSEQUENTIAL INCIDENTAL OR RESULTING DAMAGES, ANY LOSS OF PROFIT, REVENUES, GOODWILL, BUSINESS OPPORTUNITIES OR PURE ECONOMIC LOSS (IN EACH CASE WHETHER THE LOSS IS DIRECT OR INDIRECT), OR ANY CLAIMS MADE UNDER THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.4	Notwithstanding anything to the contrary in this Agreement Microdasys’ liability to OEM for:-

7.4.1	death or personal injury caused by the gross negligence of Microdasys; and

7.4.2	fraud; and

7.4.3	infringement of any third party’s Intellectual Property right is not limited, in each case including where such acts defaults or omissions were attributable to Microdasys, its employees or agents.

7.5	Except for the express warranties and indemnity given by Microdasys in this Agreement, and without prejudicing Microdasys’ liability for fraud, Microdasys gives no warranty, undertaking, or other comfort and makes no representation of any kind (whether express, implied, under statute, custom or otherwise) in relation to the Programs, including without limitation;

7.5.1	as to their merchantability, quality or fitness for a particular purpose;

7.5.2	that the Programs will allow to detect, identify or disable all or any specific harmful programs, viruses or harmful components;

7.5.3	that the Programs will not give false positive results;

7.5.4	that the Programs will meet OEM’s, its Resellers’ or End Users’ requirements; or

7.5.5	that the Programs will be error free and/or operate without interruption.

8	INDEMNITY

8.1	Microdasys shall defend and indemnify and keep OEM fully and effectively indemnified on demand from and against any and all losses, claims, damages, costs, charges, expenses and liabilities which arise from any claim or proceeding alleging that OEM’s use, possession or distribution of the Programs, in accordance with the terms of this Agreement infringes any third party patent, copyright, trade secret or trademark. OEM shall not be entitled to the benefit of this indemnity if:-

8.1.1	OEM fails to notify Microdasys in writing promptly of any claim being made or proceedings being issued against it; or

8.1.2	OEM does not at the written request of Microdasys forthwith cease to use or distribute the Programs on any such claim being made; or

8.1.3	OEM shall have, without the prior written consent of Microdasys, acknowledged the validity of the claim or proceedings of such third party or taken any action which would or might impair the ability of Microdasys to contest the claim or proceedings of the third party if it so elects and in any such case Microdasys shall be entitled to terminate this Agreement forthwith by notice to OEM.

8.2	Microdasys shall have no liability under clause 8.1 or otherwise if the alleged infringement arises due to:-

8.2.1	modification of the Programs by anyone other than Microdasys; or

8.2.2	use of the Programs with any hardware, software or other component not provided by Microdasys (including the remainder of the Bundled Unit) in circumstances where use of the Programs without such other hardware, software or component would not have led to liability under clause 8.1; or

8.2.3	use of the Programs other than in accordance with the Documentation.

8.3	If any such claim referred to in clause 8.1 is made against OEM, then Microdasys shall have:

8.3.1	the absolute discretion to decide how to defend any proceedings in relation to such third party’s claims, except that Microdasys shall not be entitled to admit to any liability on the Part of OEM without obtaining OEM’s prior written consent;

8.3.2	the right to require, if it considers it necessary or desirable, OEM to join in any such proceedings at Microdasys’ cost;

8.3.3	the right to require OEM’s full co-operation (at Microdasys’ expense) with Microdasys in defending the claim;

8.3.4	the right to procure a licence so that OEM’s use, possession and distribution of the Programs in accordance with the terms of this Agreement does not infringe any or all of a third party Intellectual Property Rights;

8.3.5	the right to modify the Programs so that they no longer infringe a third party’s Intellectual Property Rights (or any of them), without derogating from the Programs functionality capabilities and performance specifications; and

8.3.6	the right to terminate this Agreement forthwith by notice to OEM if Microdasys cannot obtain a licence or modify the Programs in the manner referred to in clauses 8.3.4 and 8.3.5 in a manner which Microdasys considers commercially feasible and refund any applicable fees paid to Microdasys by OEM under this Agreement and OEM will in any event mitigate its losses as far as possible.

8.4	THIS CLAUSE 8 SETS OUT OEM’S SOLE REMEDY AND MICRODASYS” WHOLE LIABILITY IN THE EVENT THAT THE PROGRAMS INFRINGE THE PATENTS, TRADEMARKS OR COPYRIGHTS OF ANY THIRD PARTY.

8.5	OEM shall indemnify and keep Microdasys fully and effectively indemnified on demand from and against any and ail losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which Microdasys may suffer or incur, or which may be brought or established against it by any person, and which in any case arises out of, or in relation to, or by reason of:-

8.5.1	the manner in which OEM incorporates the Programs in any Bundled Unit or the fact of their incorporation into the Bundled Unit;

8.5.2	the independent supply by OEM of any products or services for use in conjunction with, or in relation to, the Bundled Unit; and/or

8.6	If any such claim referred to in clause 8.5 is made against Microdasys then OEM shall have:

8.6.1	the absolute discretion to decide how to defend any proceedings in relation to such third party’s claims except that OEM shall not be entitled to admit to any liability on the Part of Microdasys without obtaining Microdasys’ prior written consent;

8.6.2	the right to require, if it considers it necessary or desirable, Microdasys to join in any such proceedings at OEM’s cost;

8.6.3	the right to require Microdasys’ full co-operation (at OEM’s expense) with OEM in defending the claim;

8.6.4	and Microdasys will in any event mitigate its losses as far as possible.

9	LICENCE FEES

9.1	Fees - OEM shall pay Fees to Microdasys in accordance with Exhibit A. For the avoidance of doubt, such Fees are payable whether or not OEM collects monies from any End User or Reseller and whether or not any refunds are given by OEM to the End User or Reseller and in no event (other than in accordance with clause 7.1) shall OEM be entitled to any reimbursement or refund of Fees. OEM will make a prepayment of license fees of US$ 10,000.00 (fifty thousand), due and payable within 10 days after the commencement date of this agreement. The prepayment will be applied in full to future royalty dues of OEM.

9.2	Reports - OEM shall keep complete and accurate records relating to its use, marketing, distribution and sale of the Bundled Units and the Programs. Such reports shall, at a minimum, contain information detailing distributions of the Bundled Units during the applicable reporting month including the Net Sales value of the Programs, the number of units sold, the corresponding numbers of Licensed Users covered and the applicable state(s) or country(ies) of the End Users for each sale.

9.3	OEM shall be responsible for preparing a report to be submitted to Microdasys within 30 working days of the end of each calendar quarter In the form and containing the information set out in Exhibit E and accurately calculating the fees payable by OEM in accordance with Exhibit A, including the Net Sales.

9.4	Payment of the Fees shall be due within 60 days of the end of the quarter for which the fees are due. Delays in submission of reports will not lead to an extension of this period.

9.5	Interest - If any sum payable under this Agreement is not paid when due or is delayed by OEM’s failure to comply with clause 9.3 then, without prejudice to Microdasys’ other rights under this Agreement, that sum will bear interest from the due date until the date when payment is received by Microdasys, both before and after any judgement at the rate of 1.5% per calendar month.

9.6	Taxes - All payments, fees and other charges payable by OEM to Microdasys under this Agreement are exclusive of all taxes, levies and assessments of any jurisdiction. OEM agrees to bear and be responsible for the payment of all such taxes, levies and assessments imposed on OEM or Microdasys arising out of this Agreement, excluding any tax based on Microdasys’ net income. If OEM is required to pay Microdasys a lower amount under this Agreement because of any withholding or tax, OEM shall pay to Microdasys such grossed-up amount as would be necessary to provide Microdasys the full amount of the Fees absent any withholding tax imposed on amounts payable hereunder.

10	CONFIDENTIAL INFORMATION

10.1	In this Agreement “Confidential Information” includes all information relating to the trade secrets, operations, processes, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs and/or business of the other party and/or to its customers or suppliers.

10.2	Each party shall both during the term of this Agreement and during the 3 years thereafter (or such longer period as the Confidential Information remains confidential):-

10.2.1	keep all Confidential Information strictly confidential;

10.2.2	not disclose any Confidential Information to a third party, other than to such of its consultants, employees and/or officers as will of necessity acquire it as a consequence of the performance of that party’s obligations under this Agreement (in which case the relevant party shall ensure that each such consultant, employee and/or officer shall keep such Confidential Information confidential and shall not use any of it for any purpose or disclose “it to any person, firm or company other than those for which or to whom that party may lawfully use or disclose it under this Agreement); and

10.2.3	Use Confidential Information only in connection with the proper performance of this Agreement.

10.3	Clause 10.2 shall not apply to any Confidential Information to the extent that it:

10.3.1	comes within the public domain other than through breach of clause 10.2;

10.3.2	is required or requested to be divulged by any court, tribunal or governmental authority with competent jurisdiction after notice by the receiving party to the disclosing party; or

10.3.3	is known to the receiving party at the date of this Agreement or becomes known to it free from any duty of confidence.

10.3.4	is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; or

10.4	This clause 10 shall continue in force after and despite the expiry or termination of this Agreement, whatever the reason for termination.

11.	GENERAL PROVISIONS

11.1	Governing Law. The laws of the State of Nevada shall govern this Agreement and all matters arising out of or relating to this Agreement. The United Nations Convention on the International Sale of Goods shall not govern or otherwise apply to the transactions contemplated under this Agreement.

11.2	Disputes. Other than as set out in Clause 11.4, any disputes between the parties arising out of or in connection with this Agreement which cannot be settled amicably shall in the first instance be notified in writing to the authorised representatives of each party. In the event that such authorised representatives do not reach an amicable settlement within 7 days of receiving written notice of such a dispute then the matter shall be referred to mediation conducted by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration will take place in Las Vegas, Nevada. In the event that the mediation does not reach an amicable settlement within 1 month of referral to the same, the parties may proceed to the courts pursuant to Clause 11.3.

11.3	Jurisdiction. The courts of the State of Nevada shall have non-exclusive jurisdiction in connection with any dispute under this Agreement.

11.4	Injunctive Relief. Each party acknowledges and agrees that any breach of its obligations with respect to Confidential Information and Intellectual Property Rights would cause substantial harm to the other party that could not be remedied by payment of damages alone. Accordingly, the party will be entitled to preliminary and permanent injunctive relief in any jurisdiction where damage may occur in addition to all other remedies available to it for any such breach.

11.5	Notices. Any notice under or in connection with this Agreement shall be in writing and shall be delivered by hand, or sent by first class mail (or by airmail if sent abroad) or by fax or by email as follows:

11.5.1	if to Microdasys, to the address given on page 1, to legal@Microdasys.com or to fax number +1-702-435-0797;

11.5.2	if to OEM, to the address, email and fax number set out in Exhibit A;

or to such other person, address or fax number as either party may specify to the other from time to time by notice given in accordance with this Agreement, provided that any party giving any notice by fax shall also send a copy of that notice by mail, which shall be placed in the mail by that party on the date of transmission of the fax or the next Working Day thereafter.

11.6	In the absence of evidence of earlier receipt, any properly addressed notice shall be deemed to have been duly given:

11.6.1	if sent by first class mail, three Working Days after posting, provided that there are no postal strikes affecting the relevant areas;

11.6.2	if sent by airmail, 10 days after posting, provided that there are no postal strikes affecting the relevant areas;

11.6.3	if sent by fax, on completion of its transmission (if during the normal working hours of the recipient) or at 10:00AM PST on the next Working Day (if any part of the fax was transmitted outside the recipient’s normal working hours);

11.6.4	if sent by email, at 10:00AM PST on the next Working Day (provided that a copy is also sent in the manner required by clause 11.6.1 or 11.6.2 (as the case may be) on the same date as the email is sent).

11.7	“normal working hours” shall mean 09:00AM PST to 05:30PM PST inclusive, on Working Days and “Working Days” means Mondays to Fridays inclusive, but excluding bank and public holidays in the country where the notice is received.

11.8	Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

11.9	Waiver. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other or subsequent right or remedy.

11.10	Export Administration. Microdasys understands that End Users may utilize the Bundled Units in connection with its worldwide operations and that such Bundled Units may be transferred by End User, to the extent not prohibited hereunder, to locations outside the United States. Microdasys shall provide complete export information, in the form of Exhibit F to this Agreement, with respect to all Programs being licensed by OEM hereunder. Microdasys represents that such exhibit sets out accurately the current applicable limitations with respect to the export of such Programs, the classification of such Programs under the Department of Commerce Commodity Control List (including the currently applicable ECC Number), whether such Programs are described in the U.S. Munitions List, the export license available for transfer of such- Programs by End Users as described above, and that all Programs included in the Bundled Units qualify for export license GTDU under the general Licensed Product note listed in Supplement No. 2 to Section 799.1 of the Export Administration Regulations, as revised. Subject to the aforesaid, OEM agrees to comply fully with all relevant current and future export laws and regulations of the United States and/or any other country, as provided to OEM by Microdasys (“Export Laws”) including, without limitation, to insert within its related agreements clauses which shall requires compliance with applicable Export Laws. Subject to the aforesaid OEM is solely responsible for fulfilling any applicable governmental requirements in connection with its use, disclosure and/or transport of the Programs either alone or as part of the Bundled Unit.

11.11	Relationship Between the Parties. Each party is an independent contractor of the other; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

11.12	Product Reference. OEM agrees, upon request and with reasonable notice from Microdasys, to act in the capacity of a referee, discussing Microdasys’ products utilized and services received by OEM, with potential Microdasys’ resellers or business partners.

11.13	Entire Agreement. This Agreement together with the exhibits hereto constitutes the complete agreement between the parties and supersedes all prior or contemporaneous, non-fraudulent agreements or representations, written or oral, concerning the subject matter of this Agreement and such exhibits, appendices and attachments. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

11.14	Construction. The headings in this Agreement are for purposes of convenience only and shall not affect the meaning or construction of the clauses to which they relate. Any use in this Agreement of words denoting the singular include the plural and vice versa.

11.15	Assignment. Neither this Agreement nor any rights granted hereunder, nor the use of any of the Programs may be assigned, or otherwise transferred, in whole or in part, by OEM, without the prior written consent of Microdasys. Microdasys may assign monies due or becoming due or this Agreement in the event of a merger or sale of all or substantially all of the stock of assets of Microdasys without the consent of OEM. Any attempted assignment will be void and of no effect unless permitted by the foregoing. This Agreement shall inure to the benefit of the parties permitted successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MICRODASYS INC.		ALADDIN KNOWLEDGE SYSTEMS LTD.

Signature:	/s/ Karl Altman	Signature:	/s/ Tsion Gonen

Name:	Karl Altman	Name:	Tsion Gonen

Title:	PRESIDENT & CEO	Title:	Vice President eSafe

Date:	9/20/2006	Date:	9/23/2006

EXHIBIT A

1.	PROGRAMS

Microdasys SCIP, Encrypted Content Security, SMB Edition

2.	OEM PRODUCT

eSafe, Content Security Gateway

3.	BUNDLED UNIT

eSafe SSL Gateway (name subject to change), Content Security Gateway for HTTPS traffic inspection.

4.	SUGGESTED END-USER PRICING / FEE SCHEDULE

The suggested list price of the Microdasys portion of the Bundled Units will be set at around 50% from the standard eSafe list price. This price will include 1 year of maintenance and support. AH subsequent 12 month maintenance and support periods shall be billed to OEM at 18% of the initial price.

OEM will pay 25% of the net proceeds to Microdasys.

All payments to Microdasys shall be made in US Dollars and paid via wire transfer to a bank account specified by Microdasys.

EXHIBIT B

SUPPORT

1.1	Microdasys shall provide Product Updates and Maintenance Updates (if applicable) to OEM at about the same time as it provides the same to its resellers and / or end users.

1.2	Microdasys shall train OEM’s technical support staff at either OEM’s or Microdasys’ site. Such training shall be provided by Microdasys to both OEM personnel in the USA and in Israel at Microdasys expense, free of any charge whatsoever, if provided at Microdasys premises and against payment of agreed rate of T&E, if OEM will decide that said training will be provided at OEM’s premises.

1.3	Requests for support shall be classified according to the following severity levels:

Level 1	Severe operations and business impact. A product problem that causes a material loss of service; work should not continue and operation is mission critical to the customer business. No acceptable workaround exists to the problem.

Level 2	Significant operations and business impact. A product problem that causes any non-negligible loss of service and no acceptable workaround is available. However, operation can continue in a restricted fashion or be alternately routed; but the problem adversely impacts customer business.

Level 3	Some operations and business impact A product problem that causes a negligible or no loss in service. The impact is an inconvenience, which does not otherwise impede operation or customer business.

Microdasys will ordinarily seek to respond to OEM’s telephone calls or emails for assistance in accordance with the following target response times:

Severity Level	Target Response Time	Target Resolution Time

Level 1	Within 2 hour	Microdasys will work continuously until the incident is resolved or it is reduced to a Severity Level 2 or 3

Level 2	Within 4 hours	Within 72 hours. Microdasys will work continuously until the incident is resolved or it is reduced to a Severity Level 3

Level 3	Within 24 hours	Within 240 hours

OEM acknowledges that no such response or fix times are guaranteed.

2.	OEM

2.1	Subject to Microdasys’ obligations in clauses 1.2 of this Exhibit B above and 2.8 of this Agreement, OEM shall be responsible for providing all support to End Users, which entails handling the initial customer inquiry and resolution of all basic problems relating to the service and the Program. All problems that OEM is unable to resolve after making reasonable efforts shall be referred by OEM to Microdasys.

EXHIBIT C

MICRODASYS SOFTWARE ENDUSER LICENSE AGREEMENT

1. GRANT OF LICENSE - Microdasys Inc. (“Microdasys”) grants to you a non-exclusive, nontransferable, non-sublicensable license to use SCIP, in binary executable form (the “Product”).

2. PERMITTED USES - This Software End User License Agreement (“Agreement”) permits you to use one copy of the Product, as a server for up to a number of computers for which you have paid for this license (each, a “Seat”). A computer serves as a Seat when the user at the Seat accesses or utilizes, directly or indirectly, the Product. Use of software or hardware which reduces the number of computers directly accessing or utilizing the Product (also known as “pooling” or “multiplexing”) will not be deemed to reduce the number of Seats. Each computer indirectly accessing or utilizing the Product is still considered a Seat. You are permitted to install the product on more than one server for load-balancing and High-Availability reasons, provided that the total number of licensed seats accessing either one of these servers is not exceeded.

3. COPYRIGHT - All title and copyrights in and to the Product and any copies thereof are owned by Microdasys or its suppliers. The Product is protected by United States copyright laws, international treaty provisions and all other applicable national laws. The Product is licensed, not sold. All title and intellectual property rights in and to the content which may be accessed through use of the Product are the property of the respective content owner and may be protected by applicable copyright or other intellectual property laws and treaties. This agreement grants you no rights to use such content. Therefore, you must treat the Product like any other copyrighted material (e.g. a book or musical recording) except that if the Product is not copy protected, you may make one copy of the Product solely for backup or archival purposes, provided any copy must contain all of the original Product’s proprietary notices. You may not copy the Product manual(s), on-line documentation, or any written materials accompanying the Product. If you receive your first copy of the Product electronically, and a second copy on media, the second copy may be used for archival purposes only, and must contain the same proprietary notices which appear on and in the Product. This Agreement does not grant you any right to any enhancement or update.

4. RESTRICTIONS - You may not rent or lease the Product, and may not transfer your rights under this Agreement without obtaining the prior written consent of Microdasys. To the extent such restriction is allowable under law, you may not reverse engineer, decompile or disassemble the Product. You may not distribute copies of the Product to third parties. You may not integrate, incorporate or bundle the Product into any other software or include the Product in other software or hardware without receiving the prior written consent of Microdasys. You must not disclose the results of any benchmark test of the Product to any third party without Microdasys’ prior written approval. You must not publish reviews of the Product without prior consent from Microdasys. You acknowledge that the source code form of the Product remains a confidential trade secret of Microdasys and/or its suppliers. You must maintain all copyright notices on all copies of the Product.

5. TERM - The term of this Agreement is perpetual. However, you may terminate your license at any time by destroying ail copies of the Product and Product documentation.

6. TERMINATION - Your license will terminate automatically if you fail to comply with the limitations described above. On termination, you must destroy all copies of the Product.

7. NOTE ON SSL SUPPORT - The Product contains support for encrypted programs using SSL. SSL technology is not fault tolerant and is not designed, manufactured, or intended for use or resale as on-line control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines, or weapons systems, in which the failure of SSL technology could lead directly to death, personal injury, or severe physical or environmental damage. Furthermore, the Product does not provide complete protection against harmful applications.

YOU ARE EXPLICITLY WARNED THAT THE SECURITY ENHANCEMENT FEATURES OF THE PRODUCT DO NOT PROVIDE TOTAL PROTECTION AGAINST DAMAGING SOFTWARE ROUTINES.

8. LIMITED WARRANTY - Subject to payment of applicable license fees, Microdasys warrants that the Product will perform substantially in accordance with the accompanying Product manual(s) or on-line documentation for a period of 90 days from the date of fee payment. Any implied warranties on the Product are limited to 90 days. Microdasys does not warrant that the Product is error free. Microdasys’ entire liability and your exclusive remedy under this warranty shall be, at Microdasys’ option, either (a) return of the price paid or (b) repair or replacement of the Product that does not meet this limited warranty and which is returned to Microdasys with a copy of your receipt. This limited warranty is void if failure of the Product has resulted from accident, abuse, or misapplication. Any replacement Product will be warranted for the remainder of the original warranty period or 30 days, whichever is longer.

9. NO OTHER WARRANTIES - EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT. THE PRODUCT IS PROVIDED “AS IS”. MICRODASYS DOES NOT WARRANT THAT THE PRODUCT IS ERROR-FREE. ADDITIONALLY, MICRODASYS DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED. INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

10. NO LIABILITY FOR CONSEQUENTIAL DAMAGES - IN NO EVENT SHALL MICRODASYS OR ITS SUPPLIERS BE LIABLE FOR ANY CONSEQUENTIAL OR INDIRECT DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF OR INABILITY TO USE THIS MICRODASYS PRODUCT, EVEN IF MICRODASYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES OR LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY MAY LAST, OR THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU. THIS AGREEMENT GIVES YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS, WHICH VARY FROM JURISDICTION TO JURISDICTION

11. EXPORT REGULATIONS - This software contains cryptography and is therefore subject to US government export control under the U.S. Export Administration Regulations (EAR). EAR Part 740.13(e) allows the export and reexport of publicly available encryption source code that is not subject to payment of license fee or royalty payment. Object code resulting from the compiling of such source code may also be exported and reexported under this provision if publicly available and not subject to a fee or payment other than reasonable and customary fees for reproduction and distribution. This kind of encryption source code and the corresponding object code may be exported or reexported without prior U.S. government export license authorization provided that the U.S. government is notified about the Internet location of the software. The open source software used in this product is publicly available without license fee or royalty payment, and all binary software is compiled from the open source code. The U.S. government has been notified about this software as explained above. Therefore, the source code and compiled object code may be downloaded and exported under U.S. export license exception (without a U.S. export license) except to the following destinations: Afghanistan (Taliban controlled areas), Cuba, Iran, Iraq, Libya, North Korea, Serbia, Sudan and Syria. This list of countries is subject to change.

12. MISCELLANEOUS – This Agreement represents the complete agreement concerning the license between you and Microdasys and supersedes all prior agreements and representations between you and Microdasys. It may be amended only by writing executed by you and Microdasys. If any provision of the Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. This Agreement is governed by the laws of the United States of America. Should you have any questions concerning this Agreement, or if you desire to contact Microdasys for any reason, please contact the Microdasys affiliate serving your country or write to: Microdasys Inc., 385 Pilot Rd., Suite A, Las Vegas, NV, 89141.

13. RPA – All Certificate Authorities (“CA”) have some sort of agreement in place (usually called Relying Party Agreement, “RPA”). We strongly recommend that you read these prior to using any of their services, including but not limited to Certificate Revocation List (“CRL”) and Online Certificate Status Protocol (“OCSP”) repositories. It is your sole responsibility to retrieve these agreements from each CA’s respective website and decide to whether or not to agree to the terms and conditions of the RPA of each CA. You may only use the Microdasys SCIP CRL and OCSP and the Microdasys SCIP Certificate Validation Engine for certificates of those CAs which RPA you have read, understood and agreed to. You are also responsible for re-visiting the websites of the CAs from time to time, to verify whether or not the content of the RPA has been amended. By installing and using the Microdasys SCIP product and the Microdasys CRL and OCSP Engine and Database, you declare that you have read and understood the above and accept its conditions.

This product includes software developed by the OpenSSL Project for use in the OpenSSL Toolkit (http://www.openssl.org/)

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EXHIBIT D

MICRODASYS’ TRADEMARKS

MICRODASYS®

MICRODASYS

SCIP® SECURE CONTENT INSPECTION PROXY

SCIP	ENCRYPTED CONTENT SECURITY

XmlRAY® CONTENT SECURITY FOR WEBSERVICES (pat. pend.)

XML RAY

CONTENT SECURITY FOR WEBSERVICES

EXHIBIT E

PROFORMA LICENCE FEE REPORT

ROYALTY

REPORT

OEM:

Product	# of Seats	Country	OEM net sales amount US$	Royalty Fee US$

Total Royalty Fees:

EXHIBIT F

EXPORT ADMINISTRATION INFORMATION

“The programs contain cryptography libraries (OpenSSL) and is therefore subject to US government export control under the U.S. Export Administration Regulations (EAR) and is controlled under ECCN 5D002 and is considered publicly available under Section 734.3(b)(3) of the EAR. EAR Part 740.13(e) allows the export and re-export of publicly available encryption source code that is not subject to payment of a license fee or royalty payment. Object code resulting from the compiling of such source code may also be exported and re-exported under this provision if publicly available and not subject to a fee or payment other than reasonable and customary fees for reproduction and distribution. This kind of encryption source code and the corresponding object code may be exported or re-exported without prior U.S. government export license authorization or review, provided that the U.S. government is notified about the Internet location of the software. The open source encryption software used in the program is publicly available without license fee or royalty payment, and the respective binary software is compiled from the open source code. The U.S. government has been notified about this software as explained above. The source code and compiled object code may be exported and re-exported under U.S. export license exception TSU, except to the following destinations: Afghanistan (Taliban controlled areas), Cuba, Iran, Iraq, Libya, North Korea, Serbia, Sudan and Syria. This list of countries is subject to change.” The product is not described in the US Munitions List and does not fall under Category XIII b(1,2,3,4) of the US Munitions List.